Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Advanced Messaging Solutions Inc.

We consent to the inclusion in this Registration Statement on Form S-1/A, Amendment No. 1 (the “Registration Statement”), of our report dated June 18, 2009, relating to the balance sheets of Advanced Messaging Solutions Inc. as of March 31, 2009 and 2008, and the related statements of operations, stockholders’ equity, and cash flows for the fiscal year ended March 31, 2009, for the period from December 27, 2007 (inception) through March 31, 2008, and for the period from December 27, 2007 (inception) through March 31, 2009, appearing in the Prospectus, which is a part of such Registration Statement.  We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ Li & Company, PC
Li & Company, PC

Skillman, New Jersey
October 14, 2009